Gentor Resources, Inc.

GENTOR PROVIDES UPDATE

Whitehall, Montana – June 12, 2007 – GENTOR RESOURCES INC. (the “Company”) is pleased to announce that it will begin geological mapping and surface sampling and conduct a soil geochemical survey on its prospective Delmoe Lake gold property, located in the Beaverhead-Deerlodge National Forest between Butte and Whitehall, Montana. This work has been recommended by the Company’s consultants, Roscoe Postle & Associates and Contract Geologic Services. The Company recently engaged Contract Geologic Services (“CGS”) of Sheridan, Montana, to conduct the recommended programs.  CGS field crews are expected to mobilize within the next two weeks. Data from this additional work will assist the Company in its continuing evaluation of the potential of the Delmoe Lake property.

The Company is also investigating the economic potential of a number of other mineral properties which have been brought to its attention. Due diligence studies are being conducted by the Company as to the merits of a formerly producing tungsten/molybdenum mine located in Idaho with a view toward a potential property acquisition. An independent geological engineering firm has been hired to prepare a study of the available data on the property and to recommend a course of action with respect to exploration and development. The Company expects to have further details relating to its investigation of this property in the near future.

The Company continues to seek prospective mineral properties in the United States and internationally for examination and assessment of potential for possible acquisition.

For further information contact L.J. Bardswich, President and CEO, at (406) 843-5390.

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those expressed or implied by such forward-looking statements.